Exhibit 3.6

DEED OF INCORPORATION

MYLAN II B.V.

(informal translation)

On this day, the twenty-fifth day of July two thousand and nineteen, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

Daniël Michel Hagelstein, employed at the offices of me, civil law notary, located at 1082 PR Amsterdam, the Netherlands, Beethovenstraat 400, born in Wageningen, the Netherlands, on the twenty-fifth day of August nineteen hundred ninety-three, of a written power of attorney from:

Mylan I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam (address: Krijgsman 20, 1186 DM Amstelveen, the Netherlands, trade register number: 75450380) (the “Incorporator”).

The person appearing before me, acting in the above capacity, declared to incorporate a private limited liability company under Dutch law (the “Company”) to be governed by the following

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

	Article	an article of these articles of association.

	Board	the Company’s board of directors.

	Company	the legal entity to which these articles of association relate.

	DCC	the Dutch Civil Code.

	Director	a member of the Board.

	General Meeting	the Company’s general meeting.

	Indemnified Officer	a Director (or liquidator), former Director (or liquidator) of the Company, or officer or former officer of the Company.

	Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the bolder of a written proxy.

	Person with Meeting Rights	a shareholder, a usufructuary with voting rights or a pledgee with voting rights.

	Simple Majority	more than fifty percent (50%) of the votes cast.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.

1.3	The term “written” or “in writing” shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is Mylan II B.V.

2.2	It has its corporate seat at Amsterdam.

OBJECTS

Article 3

The objects of the Company are:

a.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

b.	to acquire, use and/or assign industrial and intellectual property rights and real property;

c.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of group companies or other parties; and

d.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES — CAPITAL

Article 4

4.1	The nominal value of each share shall be one eurocent (EUR 0.01).

4.2	The shares shall be registered shares and shall be numbered consecutively, starting from 1.

4.3	At least one share must be held by a patty other than, and not on behalf of, the Company or any of its subsidiaries.

SHARES — ISSUE AND PRE-EMPTION RIGHTS

Article 5

5.1	Shares may only be issued by the Company pursuant toa resolution of the General Meeting.

5.2	Pre-emption rights may, in relation to any particular issue, be limited or excluded by a resolution passed by the General Meeting.

5.3	Article 5.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

5.4	The Board may perform legal acts in respect of non-cash contributions on shares without the prior approval of the General Meeting.

SHARES — TRANSFER, USUFRUCT, PLEDGE AND DEPOSITORY RECEIPTS

Article 6

6.1	The transferability of shares shall not be subject to any restrictions.

6.2	Subject to applicable law, voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant usufructuary or pledgee if this has been stipulated when the relevant right was created or if this has been agreed at a subsequent time.

6.3	No Meeting Rights shall be attached to depository receipts for shares.

BOARD — APPOINTMENT, SUSPENSION AND REMOVAL

Article 7

7.1	The Company shall have a Board consisting of one or more Directors.

7.2	The General Meeting shall appoint the Directors and may at any time suspend or remove any Director.

7.3	The Board shall determine the remuneration and other terms of employment of each Director.

7.4	Where one or more Directors is/are no longer in office or is/are unable to act, the remaining Director(s) shall be provisionally charged with the entire management of the Company. Where all Directors are no longer in office or are unable to act, the management shall be attributed to one or more persons designated for that purpose by the General Meeting.

BOARD — DUTIES, ORGANISATION AND DECISION MAKING

Article 8

8.1	The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association.

8.2	The Board is entitled to represent the Company, as is each Director individually.

8.3	Each Director may cast one vote at a meeting of the Board.

8.4	Only a Director can represent another Director for the purpose of decision-making by the Board.

8.5	Resolutions of the Board shall be passed- irrespective of whether this occurs at a meeting or otherwise — by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

8.6	In the event of a tie at a meeting of the Board, the Genera( Meeting shall decide.

8.7	A Director may not participate in the deliberations and decision making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all Directors or the only Director have/has such a conflict of interest, the relevant decision shall be taken by the Genera( Meeting.

8.8	Meetings of the Board can be held through audio or audiovisual communication facilities.

8.9	Resolutions of the Board may also be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

INDEMNITY

Article 9

9.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

	a.	any financial losses or damages incurred by such Indemnified Officer; and

	b.	any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and in each case to the extent permitted by applicable law.

9.2	No indemnification shall be given to an Indemnified Officer:

	a.	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 9.1 are unlawful

(including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

	b.	to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

	c.	in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

	d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

9.3	The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 9.1.

GENERAL MEETINGS — CONVOCATION AND AGENDA

Article 10

10.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 11.5.

10.2	A General Meeting must be convened in accordance with applicable law no later than on the eighth day prior to the day of the meeting.

10.3	A convening notice may, if the Person with Meeting Rights consents thereto, take the form of a legible and reproducible communication sent by electronic means to the address notified by him to the Company for this purpose.

10.4	The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication. The Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING — DECISION-MAKING

Article 11

11.1	The General Meeting shall be chaired by a Director present at the meeting. Where no Director is present at the meeting, the General Meeting shall appoint its own chairman.

11.2	Each share shall give the right to cast one vote at General Meetings.

11.3	The Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

11.4	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

11.5	Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing. The Directors must have been afforded the opportunity to give their advice prior to such decision-making.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 12

12.1	The financial year of the Company shall coincide with the calendar year.

12.2	Each year, within five months after the end of the Company’s financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Board shall prepare annual accounts and deposit them at the Company’s office for inspection by the shareholders. If the Company is required by law to prepare a management report, the Board shall, within the same period, also deposit the management report for inspection by the shareholders. The annual accounts shall be signed by all Directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

12.3	The annual accounts shall be adopted by the General Meeting.

DISTRIBUTIONS ON SHARES

Article 13

13.1	The profits as determined through the adoption of the annual accounts shall be at the disposal of the Genera( Meeting. The General Meeting may decide to make a distribution, to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law.

13.2	A resolution to make a distribution shall not take effect as long as the Board has not given its approval. The Board may only withhold such approval if it knows or should reasonably foresee that, following the d is tri but io n, the Company will be unable to continue paying its due and payable debts.

13.3	Unless the Genera( Meeting determines otherwise, distributions shall be payable immediately following the resolution of the Board to make the relevant distribution.

13.4	A shareholder’s claim under this Article 13 shall lapse after five years.

13.5	For the purposes of calculating any distribution under this Article 13, (i) shares held by the Company in its own capital shall not be taken into account and (ii) only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. Limb (ii) of the preceding sentence may be deviated from with the consent of all shareholders.

DISSOLUTION AND LIQUIDATION

Article 14

14.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board.

14.2	To the extent permitted under applicable law, these articles of association shall remain in effect during the liquidation.

14.3	Any assets remaining after payment of all of the Company’s debts shall be distributed among the shareholders in proportion to the aggregate nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

FINAL STATEMENTS

Finally, the person appearing declared:

A.	that the Incorporator has subscribed for one (1) share in the capital of the Company; therefore the Company’s issued capital amounts to one eurocent (EUR 0.01);

B.	that the share subscribed for has been paid up in full in cash; therefore the Company’s pa id-up capital amounts to one eurocent (EUR 0.01);

C.	that payment in a currency other than that in which the nominal value of the shares is denominated is permitted;

D.	that Thomas Salus, born on the twenty-ninth day of March nineteen hundred and sixty-nine, in Pennsylvania, United States of America, will be appointed as the Company’s first director; and

E.	that the Company’s first financial year shall end on the thirty-first day of December two thousand and nineteen.

POWER OF ATTORNEY

The person appearing before me has been authorised to act under a power of attorney in the form of a private instrument, which will be attached to this Deed immediately following its execution.

FINALLY

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the person appearing and by me, civil law notary. (signatures follow)

ISSUED FOR TRUE COPY

(Signed): P.C.S. van der Bijl